Exhibit (j)(1)

CONSENT OF COUNSEL

We hereby consent to the use of our name and the references to our firm under the caption “Legal Counsel” included in or made a part of the Registration Statement of Highland Global Allocation Fund, on Form N-1A under the Securities Act of 1933, as amended.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

August 14, 2018